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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



July 29, 2004


MannKind Corporation
28903 North Avenue Paine
Valencia, CA 91355

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by MannKind Corporation, a Delaware Corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of up to 8,592,848 shares of the Company's Common Stock, $0.01 par value (the "SHARES"), including (a) 5,000,000 shares reserved for issuance under the Company's 2004 Equity Incentive Plan, 800,000 shares reserved for issuance under the Company's 2004 Non-Employee Directors' Stock Option Plan, 2,000,000 shares reserved for future grants under the Company's 2004 Employee Stock Purchase Plan, 126,099 shares reserved for issuance under the Pharmaceutical Discovery Corporation 1991 Stock Option Plan, 305,430 shares reserved for issuance under the Pharmaceutical Discovery Corporation 1999 Stock Plan, 14,366 shares reserved for issuance under the AlleCure Corp. 2000 Stock Option and Stock Plan, and 105,981 shares reserved for issuance under the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan (collectively, the "PLANS"), and (b) 240,972 shares reserved for issuance upon exercise of stock options granted outside of the Plans (the "NON-PLAN OPTION GRANTS").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company's Amended and Restated Certificate of Incorporation and Bylaws, the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans or the Non-Plan Option Grants, the Registration Statement, and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: /s/ Jeremy D. Glaser
    -----------------------------
        Jeremy D. Glaser, Esq.